Exhibit 10.9

CARMOT THERAPEUTICS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED: AUGUST 23, 2023

Each member of the Board of Directors (the “Board”) of Carmot Therapeutics Inc. (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service upon and following the date set forth above (the “Effective Date”).

This Policy will be effective as of the Effective Date and may be amended at any time in the sole discretion of the Board. An Eligible Director who elects not to accept compensation pursuant to this Policy or who is not permitted to accept compensation in an individual capacity per other contractual arrangements may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

1.	Annual Cash Compensation

Commencing on October 1, 2023 (and except as noted below), each Eligible Director will receive the cash compensation set forth below for service on the Board. Cash compensation amounts will be paid in quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

(a)	Annual Board Service Retainer:

(i)	All Eligible Directors: $40,000

(ii)	Non-Executive Chair of the Board (in addition to Eligible Director Annual Board Service Retainer): $30,000

(b)	Annual Committee Chair Service Retainer:
(i)	Chair of the Audit Committee: $15,000

(ii)	Chair of the Compensation Committee: $10,000

(iii)	Chair of the Nominating and Corporate Governance Committee: $8,000

(c)	Annual Committee Member Compensation (not applicable to Committee Chairs):

(i)	Member of the Audit Committee: $7,500

(ii)	Member of the Compensation Committee: $5,000

(iii)	Member of the Nominating and Corporate Governance Committee: $4,000

For 2023, the annual cash compensation amounts will be pro-rated to reflect the number of days remaining in 2023.

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Notwithstanding the foregoing, the Non-Executive Chair of the Board will be eligible to receive annual cash compensation amounts commencing on the date of the underwriting agreement between the Company and the underwriters managing the Company’s initial public offering.

2.	Equity Compensation

Equity awards will be granted under the Company’s 2018 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “Plan”). All equity awards granted pursuant to this Policy will be Nonstatutory Stock Options (as defined in the Plan). Nonstatutory Stock Options will have an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying the Company’s common stock (the “Common Stock”) on the date of grant and a term of ten years from the date of grant. Nonstatutory Stock Options granted pursuant to this Policy will allow for early exercise.

(a) Initial Grant. Without any further action of the Board, each person who, on or after October 1, 2023, is elected or appointed for the first time to be an Eligible Director will automatically, upon the date of his or her initial election or appointment to be an Eligible Director, be granted a Nonstatutory Stock Option to purchase 36,000 shares of Common Stock (the “Initial Option Grant”). Each Initial Option Grant will vest in a series of 48 successive equal monthly installments over the four-year period measured from the date of election or appointment, as applicable.

(b) Annual Grants. The Board may make annual grants of Nonstatutory Stock Options (the “Annual Grants”) to Eligible Directors at its discretion. The number of shares of Common Stock underlying the Annual Grants and the relevant vesting schedules will be determined by the Board at the time of grant.

(c) Vesting; Change in Control. All vesting is subject to the Eligible Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Eligible Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this Policy or otherwise will become fully vested immediately prior to the closing of such Change in Control.

(d) Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the Company’s Stock Option Agreement and Exercise Notice in the forms adopted from time to time by the Board.

3.	Expenses

The Company will reimburse an Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that such Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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